NEUBERGER BERMAN EQUITY FUNDS
                               INSTITUTIONAL CLASS
                            ADMINISTRATION AGREEMENT

                                   SCHEDULE A


      The Institutional Class of the Series of Neuberger Berman Equity Funds currently subject to this Agreement are as follows:

Neuberger Berman Fasciano Fund
Neuberger Berman Focus Fund
Neuberger Berman Guardian Fund
Neuberger Berman International Large Cap Fund
Neuberger Berman International Institutional Fund
Neuberger Berman Manhattan Fund
Neuberger Berman Millennium Fund
Neuberger Berman Partners Fund
Neuberger Berman Real Estate Fund
Neuberger Berman Regency Fund
Neuberger Berman Socially Responsive Fund



Date: August 1, 2006